CONFLUENCE
                             INVESTMENT MANAGEMENT


                                 CODE OF ETHICS

STATEMENT OF GENERAL POLICY

Confluence Investment Management LLC (the "Adviser," "we," or "us") seeks to foster a reputation for integrity and professionalism. The confidence and trust placed in us by our clients is something that is highly valued and must be protected. As a result, any activity that creates even the suspicion of misuse of material non-public information by the Adviser or any of our employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to our clients, or which creates any actual or potential conflict of interest between our client and the Adviser or any of our employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, we believe that individual investment activities by our officers and employees should not be unduly prohibited or discouraged.

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Rule"), requires that the Adviser adopt a code of ethics setting forth standards of conduct for us and our Supervised Persons (as defined below). In addition, Rule 17j-1, under the Investment Company Act, as amended (the "Investment Company Act"), requires that the Adviser adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined in Rule 17j-1 of the Investment Company Act) from engaging in any act, practice or course of business prohibited by Rule 17j-1. Accordingly, this Code of Ethics (the "Code") has been adopted to ensure that those who are responsible for developing or implementing our investment advice or who pass such advice on to our clients will not be able to act thereon to the disadvantage of our clients. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to Adviser and persons connected with it. It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Adviser's clients or otherwise take unfair advantage of such clients, and to understand the various laws applicable to such employee. Likewise, each Supervisory Person is required to report any violations of this Code promptly to the Compliance Officer as defined below.

1. DEFINITIONS OF TERMS USED

      (a) "Access Person" means (i) any Supervised Person of a Fund or of a Fund's investment adviser (A) who has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) all members of the Adviser's management committee, officers of the Adviser and directors of a Fund.

      (b) "Automatic Investment Plan" means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

      (c) "Beneficial ownership" or "beneficial interest" shall be interpreted in the same manner as beneficial ownership would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of that Act and the rules and regulations thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. EACH ACCESS PERSON WILL BE ASSUMED TO HAVE A PECUNIARY INTEREST, AND THEREFORE, BENEFICIAL INTEREST IN OR OWNERSHIP OF, ALL SECURITIES HELD BY THE ACCESS PERSON, THE ACCESS PERSON'S SPOUSE, ALL MINOR CHILDREN, ALL DEPENDENT ADULT CHILDREN AND ADULTS SHARING THE SAME HOUSEHOLD WITH THE ACCESS PERSON (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner (except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner), corporations in which they are a controlling shareholder (except any investment company, trust or similar entity registered under applicable U.S. or foreign law) or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance Officer.

      (d) "Compliance Officer" shall mean the Chief Compliance Officer, as may be designated by the Adviser from time to time, or his designee.

      (e) "Considering for purchase or sale" shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

      (f) "Contemplated Security" shall mean any security that the Adviser may recommend to its clients for purchase or sale, and any security related to or connected with such security. The term security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts.

      (g) "Covered Security" shall mean any security, and any security related to or connected with such security. The term security shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include
          (1) securities which are direct obligations of the government of the United States, (2) bankers' acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements, (3) shares issued by money market Funds, (4) shares issued by U.S. registered open-end investment companies except Reportable Funds and (5) shares issued by unit investment trusts in which we serve as the investment adviser or that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds.

      (h) "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, the Dodd-Frank Act of 2010 as it applies to investment companies registered under the Investment Company Act of 1940 and investment advisers, each as may be amended or supplemented, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury, as applicable.


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      (i) "Fund" means any investment company registered under the Investment
          Company Act of 1940, as amended.

      (j) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

      (k) "Investment Personnel" means any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for the Adviser's clients. Investment Personnel also includes any natural person who controls the Adviser and who obtains information concerning recommendations made to the Adviser's clients regarding the purchase or sale of securities for such clients.

      (l) "Knowingly/Knows/Knew" means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the employee to obtain such knowledge, for example, querying the Adviser's trading system or Investment Personnel.

      (m) "Limited Offering" means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar restricted offerings under comparable foreign law.

      (n) "Personal Benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a client.

      (o) "Reportable Fund" means (i) any Fund for which we serve as an investment adviser, or (ii) any Fund whose investment adviser or principal underwriter controls us, we control or is under common control with us. For purposes of this definition, "control" has the meaning given to it in Section 2(a)(9) of the Investment Company Act of 1940.

      (p) "Supervised Person" means any officer, member of the management committee or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

2. COMPLIANCE WITH LAWS AND REGULATIONS

Each Supervised Person must comply with all applicable Federal Securities Laws. Without limiting the generality of the foregoing, Supervised Persons shall not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client:

      (a) Defraud the client in any manner;

      (b) Mislead the client, including by making a statement that omits material facts;


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      (c) Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

      (d) Engage in any manipulative practice with respect to the client; or

      (e) Engage in any manipulative practice with respect to securities, including price manipulation.

3. PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

No Supervised Person shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Adviser, except those usual and normal benefits directly provided by the Adviser.

No Supervised Person shall accept or offer any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such person and the Adviser. Supervised Persons are prohibited from receiving any gift or other personal benefit of more than de minimis value from any person or entity that does business with or on behalf of the Adviser. In addition, Supervised Persons are prohibited from giving or offering any gift or other personal benefit of more than a de minimis value to any person or entity who is an existing or prospective client or any person that does business with or on behalf of the Adviser and shall be absolutely prohibited from giving or offering any gift or other personal benefit to any client or prospective client that is a governmental entity or official thereof or official of any governmental entity investment, retirement or pension fund. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer.

4. CONFLICTS OF INTEREST

If any Supervised Person is aware of a personal interest or outside business activity that is, or might be, in conflict with the interest of any client, that Supervised Person should disclose the situation or transaction and the nature of the conflict to the Compliance Officer for appropriate consideration. In addition, no Supervised Person may use knowledge about pending or currently considered securities transactions for clients to directly or indirectly profit personally. Without limiting the foregoing, Supervised Persons who are planning to invest in or make a recommendation to invest in a security, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager or the Compliance Officer. Such manager or the Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the Compliance Officer. Supervised Persons may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in a security.

Regarding SEC Rule 206(4)-5 "pay to play" practices, Supervised Persons are prohibited from making campaign contributions to elected officials in an attempt to influence the awarding of contracts for the management of public pension assets and similar government investment accounts.


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5. SERVICE AS A DIRECTOR

Access Persons are prohibited from accepting any appointment to the boards of directors of any portfolio companies, whether or not its securities are publicly traded, absent prior authorization of the Compliance Officer. In determining whether to authorize such appointment, the Compliance Officer shall consider whether the board service would be adverse to the interests of the Adviser's clients, would interfere with or hinder the Adviser's ability to provide recommendations to its clients, and whether adequate procedures exist to ensure isolation from those making investment decisions. All Supervised Persons shall report existing board positions with for-profit corporations, business trusts or similar entities within ten (10) days of becoming a Supervised Person. All Supervised Persons must notify the Compliance Officer within ten (10) days before accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity.

6. INSIDE INFORMATION

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure of information to analysts.

Inside information obtained by any Supervised Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not trade securities while in possession of or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Officer. Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information, clients' securities holdings and transactions, and other material non-public information that could affect the price of a security.

A client's identity, financial circumstances and account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information. The Adviser has separate policies on privacy that also govern the use and disclosure of client account information.

7. RESTRICTIONS ON PERSONAL SECURITY TRANSACTIONS

   (a) Access Persons may not sell to, or purchase from, any client any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of a Fund, or is otherwise permitted pursuant to Section 17 of the 1940 Act.

   (b) Access Persons may only engage in the purchase and sale of shares of any Reportable Fund during the periods allowed by the policies and procedures of such Reportable Fund. However, even within those periods, no transactions should be entered into in violation of Rule 10b-5 prohibiting the use of inside information and all transactions should be carried out in compliance with Section 16 of the Securities Exchange Act of 1934 and Rule 144 under the Securities Act of 1933.


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   (c) Access Persons shall not discuss with or otherwise inform others of any actual or contemplated security transaction by any client except in the performance of employment duties or in an official capacity and then only for the benefit of the client, and in no event for personal benefit or for the benefit of others.

   (d) Access Persons shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in any client's investments, proposed or in process, except (i) upon the completion of such changes, (ii) when the disclosure results from the publication of a prospectus by a Reportable Fund, (iii) in conjunction with a regular report to shareholders of a Reportable Fund, or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders of a Reportable Fund are entitled by reason of provisions of the articles of incorporation, bylaws, rules and regulations, contracts or similar documents governing the operations of such company.

   (e) Access Persons may not use knowledge of portfolio transactions made or contemplated for any client to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by any client.

   (f) No Access Person shall knowingly take advantage of an opportunity of any client for personal benefit, or take action inconsistent with such Access Person's fiduciary obligations to the Adviser's clients. All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any Access Person's position of trust and responsibility.

   (g) Any transaction in a Covered Security in anticipation of any client's transaction ("front-running") is prohibited. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within seven (7) calendar days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction.

   (h) No Access Person shall purchase or sell, directly or indirectly, any Covered Security which such Access Person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for any client until either the client's transactions have been completed or consideration of such transaction is abandoned.

   (i) When anything in this Section 7 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

   (j) Any Access Person who trades in violation of this Section 7 must unwind the trade or disgorge the profits.


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8. PRECLEARANCE

   (a) No Access Person may buy or sell any Contemplated Security for an account beneficially owned by him without having first obtained specific permission from the Compliance Officer or Chief Investment Officer. In order to gain permission to trade, an Access Person must request permission from the Compliance Officer or Chief Investment Officer through email. The Compliance Officer or Chief Investment Officer will reply to the email on whether permission is granted. The Compliance Officer will retain copies of the email in a Personal Securities email folder. After permission has been approved, the transaction may be affected either internally or through an external broker. Transaction orders must be placed within one week of the day permission to trade is granted or such shorter period as is indicated on the initial email.

   (b) No Access Person shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the Compliance Officer. Consideration will be given to whether or not the opportunity should be reserved for the Adviser's clients. Such Officer will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

9. EXCLUDED TRANSACTIONS

The trading restrictions in Section 7 and the preclearance requirements of
Section 8 do not apply to the following types of transactions:

   (a) Transactions effected for any account over which the Access Person has no direct or indirect influence or control and which has been approved by the Compliance Officer pursuant to Section 10(f).

   (b) Non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemption of securities.

   (c) The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

   (d) Standing orders for retirement plans provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments in or withdrawals from such plans must be pre-cleared on a case-by-case basis and are subject to trading restrictions.

   (e) Exchange Traded Funds or ETFs other than the two-week period preceding a quarterly rebalance through the asset allocation trading on the day of the rebalance (i.e. asset allocation rebalancing period). Once the rebalancing is completed, employees can make ETF trades in their portfolios. As part of this exclusion, access persons will provide an annual attestation stating they have not violated this policy.


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10. REPORTING PROCEDURES

Access Persons shall submit to the Compliance Officer the reports set forth below. Any report required to be filed shall not be construed as an admission by the Access Person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

   (a) Brokerage Accounts. Before effecting personal transactions through an external broker, each Access Person must (i) inform the brokerage firm of his affiliation with the Adviser; (ii) make arrangements for copies of confirmations to be sent to the Compliance Officer within 24 hours of each transaction; and (iii) make arrangements for the Compliance Officer to receive duplicate account statements.

   (b) Initial Holdings Report. Each Access Person must provide an initial holdings report which includes the following information within ten (10) days of becoming an Access Person:

            a. The title, type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

            b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

            c.  The date that the report is submitted by the Access Person.

       The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

   (c) Quarterly Transaction Reports. Not later than thirty (30) days following the end of a calendar quarter, each Access Person must submit a report which includes the following information with respect to any transaction in the quarter in a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

            a. The date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;

            b. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

            c. The price of the Covered Security at which the transaction was effected;

            d. The name of the broker, dealer or bank with or through which the transaction was effected; and

            e.  The date that the report is submitted by the Access Person.

       An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements, so long as the confirmations or account statements are received by the Compliance Officer no later than thirty (30) days after the end of the applicable quarter.

   (d) Annual Holdings Report. Each Access Person shall submit the information required in Section 10(b) above annually within thirty (30) days of the end of each calendar year. The information shall be current as of a date no more than forty-five (45) days before the report is submitted.

   (e) Review of Reports. The Compliance Officer shall be responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons. The Compliance Officer will maintain the names of the persons responsible for


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       reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be permitted to review his/her own reports. Such reports shall be reviewed by the Compliance Officer or other officer who is senior to the person submitting the report.

   (f) Exceptions from Reporting Requirements. An Access Person need not make reports or request duplicate confirms pursuant to this Section 10 with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control. Specifically, this exception includes investments in Confluence investment strategies for which Confluence has discretion and the account is invested/traded along with similar accounts at that custodian. Access Persons wishing to rely on this exception must receive prior approval from the Compliance Officer. In addition, an Access Person need not make reports pursuant to Section 10(b), 10(c) or 10(d) with respect to transactions effected pursuant to an Automatic Investment Plan or with respect to Section 9(e) if they have provided the Compliance Officer the necessary attestation. Specifically, this provides a waiver from the preclearance trading and reporting requirements, if both of the following items are met:

            1. An access person's account only holds ETFs and/or Covered Securities exceptions as described in Section 1(g) (e.g., mutual funds, US treasuries, UITs, etc.); and

            2. The Access person signs an attestation affirming that they have not invested in ETFs during the prohibited period and that the account does not hold any Covered Securities.

11. WHISTLEBLOWER POLICY

Confluence owes a duty of trust and a fiduciary responsibility to each client. Employees must act in good faith as they complete their responsibilities and must always place client interests ahead of their own. When fiduciary responsibility as well as the duties of trust and good faith are breached, the client may be harmed and the trust that Confluence has strived to build with its clients is diminished. Each Confluence employee is obligated to promptly report misconduct, violations or suspected violations of rules, laws, internal policies, and of the Code of Ethics to the CCO or, in the absence of the CCO, to the COO or CEO.

12. ADMINISTRATION OF CODE

The Compliance Officer shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The Compliance Officer is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Officer, and shall be reported to the board of managers of the Adviser at the next regular meeting. The Compliance Officer will take whatever action he deems necessary with respect to any officer, member of the board of managers or employee of the Adviser who violates any provision of this Code.

13. REPORTS TO BOARD

At least once a year, the Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation. In addition, annually the Adviser must provide a written report to the Board of Directors of any Reportable Fund for which the Adviser serves as investment adviser that describes any issues arising under the Code since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the


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material violations. The report will also certify to the Board of Directors that the Adviser has adopted procedures reasonably necessary to prevent Access
Persons from violating the Code. The Report should also include significant conflicts of interest that arose involving the Adviser's personal investment policies, even if the conflicts have not resulted in a violation of the Code.
For example, the Company will report to the Board if a portfolio manager is a director of a company whose securities are held by the Company.

14. CODE REVISIONS

Any material changes to the Code will be submitted to the Board of Directors of any Reportable Fund for which the Adviser serves as investment adviser for approval within six months of such change.

15. RECORDKEEPING REQUIREMENTS

The Adviser shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a record of all written acknowledgments of receipt of the Code, and all amendments thereto, for each person who currently is, or within the past five years was, a Supervised Person; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports for at least five years after the end of the fiscal year in which the report is made or the information is provided; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; for at least five years after the end of the fiscal year in which approval is granted, a record of any decision and the reasons supporting that decision, to approve an Access Person's purchase of securities in an Initial Public Offering or a Limited Offering; and a copy of reports provided to the management committee of the Adviser regarding the Code.

16. CONDITION OF EMPLOYMENT OR SERVICE

All Supervised Persons shall conduct themselves at all times in the best interests of the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Adviser and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Supervised Persons shall certify upon becoming a Supervised Person and thereafter annually that they have received a copy of and read the Code, and all amendments thereto, and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

                                   * * * * *
                                   March 2014


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                       ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have read the Code of Ethics as well as the Policies and Procedures Manual of Confluence Investment Management LLC (a copy of which has been supplied to me, which I will retain for future reference), and agree to comply in all respects with the terms and provisions thereof.

I further acknowledge that there have been no legal or disciplinary actions that warrant disclosure in the SEC Disclosure Brochure Supplement.

I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

                                                         _______________________
                                                                      Print Name

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            Date                                                       Signature


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